For More Information Contact:

Investor Relations
Rick Etskovitz, Chief Financial Officer
Astea International Inc.
215-682-2500
retskovitz@astea.com

FOR IMMEDIATE RELEASE:

Astea Reports Full Year 2009 and Profitable Fourth Quarter Results

Horsham, PA, March 25, 2010—Astea International Inc. (NASDAQ:ATEA), a global provider of service lifecycle management and mobility solutions, today released its fourth quarter and year-end financial results for fiscal 2009.

For the quarter ended December 31, 2009, Astea reported revenues of $5.6 million which was 5% less than revenues of $5.9 million for the same period in 2008.  Net income to shareholders for the quarter was $.37 million or $.10 per share, compared to a net income to shareholders of $.3 million or $.09 per share for the same period in 2008.  Software license fee revenues were $1.6 million, 28% higher than the same period in 2008.  Service and maintenance revenues were $4.0 compared to $4.6 million for the same period in 2008.

For the 2009 fiscal year, the Company reported revenues of $20.1 million and a net loss to shareholders of $1.2 million or ($.33) per share, compared to revenues of $23.9 million and a net loss to shareholders of $3.2 million or ($.90) per share for the 2008 fiscal year.  License revenues decreased to $2.7 million from $3.3 million in 2008. Service and maintenance revenues were $17.4 million compared to $20.6 million in 2008.

"We are very pleased by our fourth quarter results, particularly in the face of the global economic slowdown. These profitable results were attributed to a combination of tighter cost management initiatives, successful sales execution, and customer satisfaction. Our diligent efforts in cost containment resulted in operating costs being $6.0 million less than in 2008,” commented Zack Bergreen, chairman and CEO of Astea International. "We are optimistic that we have begun to see an increase in demand around the world, that was not present in most of 2009. Buyers continue to remain cautious, but as companies slowly begin to lift their freeze on capital spending we are seeing a renewed interest. More and more companies are now actively looking for solutions that will help them reduce costs, increase service revenues and optimize their field service organizations. Because of the recent shift in demand we feel we are well positioned heading into 2010. We are encouraged by our recent performance and excited about our prospects moving forward.”

A YEAR IN REVIEW: 2009 HIGHLIGHTS

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Signed new enterprise customers and had a number of existing customers, for both the Astea Alliance and FieldCentrix solutions, continue to expand their configurations with additional licensing for more users.

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Number of customers completed their deployments and many upgraded to the latest releases, reaffirming that Astea’s customers recognize the value and positive impact that Astea’s solutions are having on their overall service business.

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Established Astea International Japan Inc., a new subsidiary in Tokyo, Japan. With resources in Tokyo, the company is providing sales, professional services and customer support to leading service organizations in the region. This new subsidiary has already been very well received with Astea’s existing customers in Japan and the local presence is already a major contributor to Astea’s overall success.

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Released Astea Alliance, version 9.0. Built on the latest Microsoft .NET 3.5 platform, Astea Alliance 9.0 is one of the most open and non-proprietary solutions on the market today. Organizations benefit from many new and significant features added to Astea’s world leading mobility solution and Dynamic Scheduling Engine (DSE) for workforce optimization. Additionally, there were a considerable amount of new features added to Astea’s powerful Global Control Center (GCC), professional services automation (PSA), and business intelligence (BI) solution areas, as well as service work order process and logistics improvements. Astea recently issued a press release in early 2010, announcing the availability of Astea Alliance, version 10.0.

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Astea is positioned in the Visionaries Quadrant in Gartner’s 2009 Field Service Management Magic Quadrant. The Magic Quadrant is a graphical representation of a marketplace for a specific time period. It depicts Gartner's analysis of how certain vendors measure against criteria for that marketplace, as defined by Gartner.

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In a recent Aberdeen study of more than 2,300 organizations, published in March 2009, Astea outperformed several key competitors as a provider of Mobile Field Service (MFS) solutions. The assessment is based on customer success in using Astea technology as extracted from end user survey base responses (i.e. Value Delivered) and the Market. Readiness of the organization determined by over 250 evaluation criteria.

Astea will host a conference call that will be broadcast live over the Internet on March 26th at 11:00 AM EDT to discuss the Company's fourth quarter and year-end financial results. Investors can access the call from the Company's Web site at http://www.astea.com/about_investors.asp.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International
Astea International (NASDAQ: ATEA) is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management. Astea’s solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy. Since 1979, Astea has been helping more than 400 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.

www.astea.com.   Service Smart.  Enterprise Proven.

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© 2010 ASTEA INTERNATIONAL INC. ASTEA AND ASTEA ALLIANCE ARE TRADEMARKS OF ASTEA INTERNATIONAL INC.  ALL OTHER COMPANY AND PRODUCT NAMES CONTAINED HEREIN ARE TRADEMARKS OF THE RESPECTIVE HOLDERS.

This press release contains forward-looking statements that are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea’s products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company’s financial results are included at length in the Company’s Form 10-K for the fiscal year ended December 31, 2009, filed with the Securities and Exchange Commission.